Exhibit 99.1

PerkinElmer Announces Financial Results for the First Quarter of 2011

WALTHAM, Mass.--(BUSINESS WIRE)--May 5, 2011--PerkinElmer, Inc. (NYSE: PKI)

  Revenue from continuing operations of $448 million, reported growth of 14% and organic revenue growth of 10%
  Operating income of $39 million; Adjusted operating income from continuing operations of $59 million, up 160 basis points
  GAAP earnings per share from continuing operations of $0.22; Adjusted earnings per share of $0.34, up 36%
  Raises full year adjusted EPS guidance

PerkinElmer, Inc. (NYSE: PKI), a global leader focused on improving the health and safety of people and the environment, today reported financial results for the first quarter ended April 3, 2011. The Company reported GAAP earnings per share from continuing operations of $0.22, as compared to $0.17 in the first quarter of 2010. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share of $0.34, exceeding the Company’s prior guidance of $0.29-$0.31, representing an increase of 36% as compared to the first quarter of 2010.

Revenue from continuing operations in the first quarter of 2011 was $447.9 million, up 14% as compared to the same period a year ago. Organic revenue, which includes the adjustments noted in the attached reconciliation, increased 10% as compared to the first quarter of 2010. Revenue from continuing operations in the Human and Environmental Health segments increased by 7% and 20%, respectively, as compared to the same period a year ago. Organic revenue, which includes the adjustments noted in the attached reconciliation, increased 2% in the Human Health segment and 17% in the Environmental Health segment compared to the first quarter of 2010.

“We are pleased to have started 2011 with better than expected growth in both revenue and adjusted earnings per share,” said Robert Friel, chairman and chief executive officer of PerkinElmer. “Our investments in new products, services and geographic expansion, coupled with the traction gained on our multi-year productivity initiatives continue to generate strong financial results.”

Operating profit from continuing operations for the first quarter of 2011 was $39.3 million, as compared to $30.6 million for the same period a year ago. Adjusted operating profit, which includes the adjustments noted in the attached reconciliation, increased by 160 basis points as a percentage of revenue to $59.2 million, as compared to $45.8 million in the first quarter of 2010.

Financial Overview by Reporting Segment

Human Health:

  Revenue from continuing operations of $202.0 million for the first quarter of 2011, as compared to $188.6 million for the first quarter of 2010.
  Operating profit of $20.8 million, as compared to $21.8 million for the same period a year ago.
  Adjusted operating profit was 17.9% as a percentage of revenue, an increase of approximately 40 basis points as compared to the first quarter of 2010.

Environmental Health:

  Revenue from continuing operations of $245.9 million for the first quarter of 2011, as compared to $205.0 million for the first quarter of 2010.
  Operating profit of $29.1 million, as compared to $19.0 million for the same period a year ago.
  Adjusted operating profit was 13.6% as a percentage of revenue, an increase of approximately 240 basis points as compared to the first quarter of 2010.

Financial Guidance

For the full year 2011, the Company forecasts organic revenue to increase in the mid single digit range relative to 2010. The Company forecasts GAAP earnings per share from continuing operations in the range of $1.05 to $1.10 and on a non-GAAP basis, which is expected to include the adjustments noted in the attached reconciliation, adjusted earnings per share in the range of $1.62 to $1.67 as compared to the Company’s previously communicated guidance range of $1.56 to $1.64.

Conference Call Information

The Company will discuss its first quarter results and its outlook for business trends in a conference call on Thursday, May 5, 2011 at 5:00 p.m. Eastern Time (ET). To access the call, please dial (617) 614-4908 prior to the scheduled conference call time and provide the access code 91223615. A playback of this conference call will be available beginning 8:00 p.m. ET, Thursday, May 5, 2011. The playback phone number is (617) 801-6888 and the code number is 84672642.

A live audio webcast of the call will be available on the Investor section of the Company’s Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Company’s Web site for a two week period beginning approximately two hours after the call.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities and divestitures. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products declining or not growing as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable, or successfully divest businesses; (5) our failure to adequately protect our intellectual property; (6) the loss of any of our licenses or licensed rights; (7) our ability to compete effectively; (8) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (9) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (10) disruptions in the supply of raw materials and supplies; (11) the manufacture and sale of products exposing us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with healthcare industry regulations; (15) economic, political and other risks associated with foreign operations; (16) our ability to retain key personnel; (17) significant disruption in our information technology systems; (18) restrictions in our credit agreements; (19) our ability to realize the full value of our intangible assets; (20) significant fluctuations in our stock price; (21) reduction or elimination of dividends on our common stock; and (22) other factors which we describe under the caption "Risk Factors" in our most recent annual report on Form 10-K and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The company reported revenue of approximately $1.7 billion in 2010, has about 6,200 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended
(In thousands, except per share data)	April 3, 2011	April 4, 2010

Sales	$447,864	$393,620

Cost of sales	247,643	218,354
Research and development expenses	26,317	23,061
Selling, general and administrative expenses	134,562	121,586

Operating income from continuing operations	39,342	30,619

Interest income	(322)	(181)
Interest expense	3,916	3,803
Other expense (income), net	2,162	(500)

Income from continuing operations before income taxes	33,586	27,497

Provision for income taxes	7,686	7,861

Net income from continuing operations	25,900	19,636

Income from discontinued operations, before tax	-	7,314
Loss on disposition of discontinued operations, before tax	(1,584)	(222)
Taxes on discontinued operations and dispositions	794	2,337

(Loss) income from discontinued operations and dispositions, net of income taxes	(2,378)	4,755

Net income	$23,522	$24,391

Diluted earnings (loss) per share:
Net income from continuing operations	$0.22	$0.17

(Loss) income from discontinued operations and dispositions, net of income taxes	(0.02)	0.04

Net income	$0.20	$0.21

Weighted average diluted shares of common stock outstanding	115,140	117,931

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information:
(per share, continuing operations)

GAAP diluted EPS from continuing operations	$0.22	$0.17
Amortization of intangible assets, net of income taxes	0.09	0.08
Purchase accounting adjustments, net of income taxes	0.02	0.01
Adjusted EPS	$0.34	$0.25

PerkinElmer, Inc. and Subsidiaries
SALES AND OPERATING PROFIT (LOSS)

		Three Months Ended
(In thousands)		April 3, 2011	April 4, 2010

Human Health	Sales	$202,007	$188,572
	OP$ reported	20,754	21,848
	OP% reported	10.3%	11.6%
	Amortization of intangible assets	12,650	10,966
	Purchase accounting adjustments	2,836	182
	OP$ adjusted	36,240	32,996
	OP% adjusted	17.9%	17.5%

Environmental Health	Sales	245,857	205,048
	OP$ reported	29,112	18,962
	OP% reported	11.8%	9.2%
	Amortization of intangible assets	3,735	3,335
	Purchase accounting adjustments	626	719
	OP$ adjusted	33,473	23,016
	OP% adjusted	13.6%	11.2%

Corporate	OP$ reported	(10,524)	(10,191)

Continuing Operations	Sales	$447,864	$393,620
	OP$ reported	39,342	30,619
	OP% reported	8.8%	7.8%
	Amortization of intangible assets	16,385	14,301
	Purchase accounting adjustments	3,462	901
	OP$ adjusted	$59,189	$45,821
	OP% adjusted	13.2%	11.6%

SALES AND REPORTED OPERATING PROFIT (LOSS) PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	April 3, 2011	April 4, 2010
(In thousands)

Operating activities:
Net income	$23,522	$24,391
Add: loss (income) from discontinued operations and dispositions, net of income taxes	2,378	(4,755)
Net income from continuing operations	25,900	19,636
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:

Stock-based compensation	3,054	3,315
Amortization of deferred debt issuance costs	635	635
Depreciation and amortization	23,953	20,001
Amortization of acquired inventory revaluation	110	-
Changes in assets and liabilities which provided (used) cash, excluding effects from companies purchased and divested:

Accounts receivable, net	24,609	2,977
Inventories, net	(9,558)	(11,959)
Accounts payable	(16,330)	8,284
Accrued expenses and other	(5,093)	8,348
Net cash provided by operating activities of continuing operations	47,280	51,237
Net cash used in operating activities of discontinued operations	(4,629)	(1,845)
Net cash provided by operating activities	42,651	49,392

Investing activities:
Capital expenditures	(7,681)	(7,501)
Payments for acquisitions and investments, net of cash and cash equivalents acquired	(56,602)	(3,089)
Net cash used in investing activities of continuing operations	(64,283)	(10,590)
Net cash used in investing activities of discontinued operations	-	(2,321)
Net cash used in investing activities	(64,283)	(12,911)

Financing Activities:
Payments on debt	(118,200)	(62,000)
Proceeds from borrowings	208,000	32,000
Payments on other credit facilities	(38)	(37)
Payments for acquisition related contingent consideration	(137)	(136)
Tax benefit from exercise of common stock options	7,772	24
Proceeds from issuance of common stock under stock plans	18,030	12,434
Purchases of common stock	(109,224)	(938)
Dividends paid	(8,106)	(8,227)
Net cash used in financing activities of continuing operations	(1,903)	(26,880)
Net cash used in financing activities of discontinued operations	(1,908)	(2,844)
Net cash used in financing activities	(3,811)	(29,724)

Effect of exchange rate changes on cash and cash equivalents	21,205	(4,720)

Net (decrease) increase in cash and cash equivalents	(4,238)	2,037
Cash and cash equivalents at beginning of period	420,086	179,707
Cash and cash equivalents at end of period	$415,848	$181,744

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(In thousands)	April 3, 2011	January 2, 2011

Current assets:
Cash and cash equivalents	$415,848	$420,086
Accounts receivable, net	345,492	356,763
Inventories, net	224,832	207,278
Other current assets	101,297	100,684
Current assets of discontinued operations	231	228
Total current assets	1,087,700	1,085,039

Property, plant and equipment, net:
At cost	432,004	416,835
Accumulated depreciation	(266,899)	(255,015)
Property, plant and equipment, net	165,105	161,820
Marketable securities and investments	1,389	1,350
Intangible assets, net	432,472	424,248
Goodwill	1,585,355	1,504,815
Other assets, net	34,079	32,101
Total assets	$3,306,100	$3,209,373

Current liabilities:
Short-term debt	$2,250	$2,255
Accounts payable	149,196	161,042
Accrued restructuring and integration costs	16,785	22,611
Accrued expenses	341,240	323,038
Current liabilities of discontinued operations	1,743	6,256
Total current liabilities	511,214	515,202

Long-term debt	514,000	424,000
Long-term liabilities	372,954	344,353
Total liabilities	1,398,168	1,283,555

Commitments and contingencies

Total stockholders' equity	1,907,932	1,925,818
Total liabilities and stockholders' equity	$3,306,100	$3,209,373

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except per share data)	PKI
	Three Months Ended
	April 3, 2011		April 4, 2010
Adjusted gross margin:
GAAP gross margin	$200.2	44.7%	$175.3	44.5%
Amortization of intangible assets	11.4	2.6%	9.8	2.5%
Purchase accounting adjustments	0.3	0.1%	0.2	0.0%
Adjusted gross margin	$211.9	47.3%	$185.2	47.1%

Adjusted SG&A:
GAAP SG&A	$134.6	30.0%	$121.6	30.9%
Amortization of intangible assets	(4.6)	-1.0%	(4.1)	-1.0%
Purchase accounting adjustments	(3.2)	-0.7%	(0.7)	-0.2%
Adjusted SG&A	$126.8	28.3%	$116.8	29.7%

Adjusted R&D:
GAAP R&D	$26.3	5.9%	$23.1	5.9%
Amortization of intangible assets	(0.3)	-0.1%	(0.4)	-0.1%
Adjusted R&D	$26.0	5.8%	$22.6	5.8%

Adjusted operating profit:
GAAP operating profit	$39.3	8.8%	$30.6	7.8%
Amortization of intangible assets	16.4	3.7%	14.3	3.6%
Purchase accounting adjustments	3.5	0.8%	0.9	0.2%
Adjusted operating profit	$59.2	13.2%	$45.8	11.6%

	PKI
	Three Months Ended
	April 3, 2011		April 4, 2010
Adjusted EPS:
GAAP EPS	$0.20		$0.21
Discontinued operations, net of income taxes	(0.02)		0.04
GAAP EPS from continuing operations	0.22		0.17
Amortization of intangible assets, net of income taxes	0.09		0.08
Purchase accounting adjustments, net of income taxes	0.02		0.01
Adjusted EPS	$0.34		$0.25

	PKI
			FY2011

Adjusted EPS:			Projected
GAAP EPS from continuing operations			$1.05 - 1.10
Amortization of intangible assets, net of income taxes			0.41
Purchase accounting adjustments, net of income taxes			0.16
Adjusted EPS			$1.62 - 1.67

	Human Health
	Three Months Ended
	April 3, 2011		April 4, 2010
Adjusted operating profit:
GAAP operating profit	$20.8	10.3%	$21.8	11.6%
Amortization of intangible assets	12.7	6.3%	11.0	5.8%
Purchase accounting adjustments	2.8	1.4%	0.2	0.1%
Adjusted operating profit	$36.2	17.9%	$33.0	17.5%

	Environmental Health
	Three Months Ended
	April 3, 2011		April 4, 2010
Adjusted operating profit:
GAAP operating profit	$29.1	11.8%	$19.0	9.2%
Amortization of intangible assets	3.7	1.5%	3.3	1.6%
Purchase accounting adjustments	0.6	0.3%	0.7	0.4%
Adjusted operating profit	$33.5	13.6%	$23.0	11.2%

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

PKI
Q1 2011
Organic revenue growth:
Reported revenue growth	14%
Less: effect of foreign exchange rates	2%
Less: effect of acquisitions	2%
Organic revenue growth	10%

Human Health
Q1 2011
Organic revenue growth:
Reported revenue growth	7%
Less: effect of foreign exchange rates	2%
Less: effect of acquisitions	3%
Organic revenue growth	2%

Environmental Health
Q1 2011
Organic revenue growth:
Reported revenue growth	20%
Less: effect of foreign exchange rates	3%
Less: effect of acquisitions	0%
Organic revenue growth	17%

Organic Revenue and Organic Revenue Growth

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency translation and acquisitions. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term performance trends and to assess our ability to invest in the business. Organic revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. We exclude the effect of foreign currency translation from these measures because foreign currency translation is subject to volatility and can obscure underlying trends. We exclude the effect of acquisitions because acquisition activity can vary dramatically between reporting periods and between us and our peers, which we believe makes comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations.

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets, and inventory fair value adjustments related to business acquisitions, and including estimated revenue from contracts acquired in the acquisition of ViaCell, Inc., or ViaCell, that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in the business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. In addition, inventory fair value adjustments related to business acquisitions charges also do not represent what our management and what we believe our investors consider to be costs used in producing our products. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Selling, General and Administrative (SG&A) Expense and Adjusted SG&A Percentage

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, changes to the fair values assigned to contingent consideration, and other costs related to business acquisitions. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets, changes to the fair values assigned to contingent consideration, and other costs related to business acquisitions from these measures because intangibles amortization charges, changes to the fair values assigned to contingent consideration, and other costs related to business acquisitions do not represent what our management and what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure.

Adjusted Research and Development (R&D) Expense and Adjusted R&D Percentage

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level.

Adjusted Operating Profit, Adjusted Operating Income and Adjusted Operating Profit Margin

We use the term “adjusted operating profit,” or “adjusted operating income,” to refer to GAAP operating profit, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, and other costs related to business acquisitions, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted operating profit is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, and restructuring and lease charges from adjusted gross margin. We use the related term “adjusted operating profit margin” to refer to adjusted operating profit as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating profit also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating profit to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Earnings Per Share

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, and other costs related to business acquisitions, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted earnings per share is calculated by subtracting the items above included in adjusted gross margin, adjusted R&D expense, adjusted SG&A expense, and provision for taxes related to these items, from GAAP earnings per share. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, and other costs related to business acquisitions, as these items do not represent what our management and what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

The first quarter tax effect on adjusted EPS for discontinued operations was an expense of $0.01 in 2011 and an expense of $0.02 in 2010, amortization of intangible assets was an expense of $0.05 in 2011 and an expense of $0.04 in 2010, and other costs related to business acquisitions was an expense of $0.01 in 2011 and an expense of $0.00 in 2010. The first quarter tax effect on adjusted EPS for each of the remaining items (inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, and the estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules) was $0.00 for both 2011 and 2010. The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and the estimated revenue from contracts acquired in the ViaCell acquisition is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision.

Projected Adjusted Earnings Per Share

We use the term “projected adjusted earnings per share,” or “projected adjusted EPS,” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, and other costs related to business acquisitions, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. Projected adjusted earnings per share is calculated by subtracting the items above included in adjusted gross margin, adjusted R&D expense, adjusted SG&A expense, and provision for taxes related to these items, from GAAP earnings per share. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Projected adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, and other costs related to business acquisitions, as these items do not represent what our management and what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired in various acquisitions that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of revenue on these contracts that would have otherwise been recorded by such acquisitions. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of these businesses.

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The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

CONTACT:
Investor Relations:
PerkinElmer, Inc.
David C. Francisco, 781-663-5677
dave.francisco@perkinelmer.com
or
Media Contact:
PerkinElmer, Inc.
Stephanie R. Wasco, 781-663-5701
stephanie.wasco@perkinelmer.com